Exhibit 10.1

ELECTRONIC ARTS INC.

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PLAN

The purpose of this Plan is to ensure stability within Electronic Arts Inc., a Delaware corporation (referred to, along with any successor, as the “Company”), during a period of uncertainty resulting from the possibility of a Change in Control by providing incentives for participants to remain in its employ. Capitalized terms are defined in Section 6.

SECTION 1. ELIGIBILITY.

An employee of the Company or its Affiliates will be a “Plan Participant” if he or she holds any of the titles below, or is otherwise designated to be in any of the following participation tiers by the Plan Administrator in writing:

Tier	Title
Tier 1 Participant	Chief Executive Officer
Tier 2 Participant	Presidents and Executive Vice Presidents
Tier 3 Participant	Senior Vice Presidents
Tier 4 Participant	Any other designated employee of the Company or its Affiliates

SECTION 2. SEVERANCE BENEFITS.

Each Plan Participant who incurs a Severance shall receive, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, and the other conditions of this Plan, the payments and benefits set forth in this Section 2.

(A) Cash Severance Payment. A Plan Participant will receive a lump-sum cash severance payment equal to the sum of: (x) the Plan Participant’s annual base salary at the rate in effect at the Severance Date, and (y) the Plan Participant’s target annual bonus for the year in which the Severance Date occurs (in the case of (x) or (y), without giving effect to any reductions that would give rise to Good Reason), multiplied by the following factor:

Tier	Factor
Tier 1 Participant	2
Tier 2 Participant	1.5
Tier 3 Participant	1
Tier 4 Participant	0.5

This Severance Payment shall be made in a lump sum on the first regular payroll date following 60 days from the Severance Date.

(B) Treatment of Cash Performance Awards. Unless otherwise provided in the Plan Participant’s applicable award agreement or governing plan document, the Plan Participant will remain eligible to receive a cash payment in satisfaction of any unearned performance cash awards granted to the Plan Participant prior to the Change in Control based on the Company’s achievement of the applicable performance measures for the completed fiscal year(s) prior to the beginning of the fiscal year in which the Severance Date occurs, as determined by the Compensation Committee as of immediately prior to the Change in Control in its sole discretion. Notwithstanding the foregoing, in the event of a Severance that occurs within three months preceding a Change in Control, the Plan Participant shall not forfeit any unearned or unvested performance cash awards between the Severance Date and the date of the Change in Control, but all the awards shall be earned and vest in accordance with the above upon the effective date of the Change in Control. Any performance cash award shall be paid in accordance with its terms.

(C) Treatment of Equity Awards.

(i) All outstanding, unvested Equity Awards granted prior to the Change in Control shall automatically vest on the later of (A) the effective date of the Change in Control and (B) the sixtieth (60th) day following the Severance Date. For the avoidance of doubt, in the event of a Severance within three months preceding a Change in Control, the Plan Participant shall not forfeit any outstanding, unvested Equity Awards between the Severance Date and the date of the Change in Control but, subject to Section 2(C)(iii) below, all the Equity Awards shall be settled in accordance with their terms.

(ii) Unless otherwise provided in the Plan Participant’s applicable award agreement, all performance share or performance share unit awards granted to a Plan Participant prior to the Change in Control that remain unearned and unvested as of the Severance Date shall vest and be earned on the later of (A) the effective date of the Change in Control and (B) the sixtieth (60th) day following the Severance Date. The number of shares underlying the performance shares or performance share units that shall vest and be earned will be based on (A) if the Change in Control occurs within the first year of the relevant performance period, target level of performance, and (B) if the Change in Control occurs on or after completion of the first year of the relevant performance period, actual performance through the last business day preceding the Change in Control (with the determination of actual performance made by the Plan Administrator); provided, however, that if actual performance as of the last business day preceding the Change in Control cannot be determined, actual performance will be determined as of the last business day of the fiscal quarter preceding the Change in Control or target performance if the Plan Administrator determines that actual performance cannot be determined as of either date, and no other performance terms applicable to the performance shares or performance share units shall have any force or effect for purposes of determining the vesting of the performance shares or performance share units. For the avoidance of doubt, in the event of a Severance within three months preceding a Change in Control, the Plan Participant shall not forfeit any unearned or unvested performance share or performance share unit awards between the Severance Date and the date of the Change in Control but, subject to Section 2(C)(iii) below, all the awards shall be earned and vest in accordance with this Section 2(C)(ii). All performance share or performance share unit awards shall be settled in accordance with their terms.

(iii) Notwithstanding the above, all outstanding, unvested Equity Awards and all unearned and unvested performance share or performance share unit awards held by a Plan Participant shall be forfeited on the sixtieth (60th) day following the Plan Participant’s Severance Date if the Severance Agreement and Release has not been executed and become irrevocable prior to such date.

(D) Payment in Lieu of Benefits Continuation. In lieu of payments in respect of premiums for continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a Plan Participant and his or her eligible dependents who were covered as of the Severance Date, the Plan Participant shall receive a one-time, taxable cash payment equal to the applicable monthly COBRA premium as in effect at the Severance Date, multiplied by the applicable factor set forth below.

Tier	Factor
Tier 1 Participant	24
Tier 2 Participant	18
Tier 3 Participant	12
Tier 4 Participant	6

This payment shall be made in a lump sum on the first regular payroll date following sixty (60) days from the Severance Date. The period during which a Plan Participant may elect to continue the Company’s group health coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Plan Participant, and all other rights and obligations of the Plan Participant under COBRA will be applied in the same manner that those rules would apply in the absence of this Plan.

SECTION 3. PLAN ADMINISTRATION.

3.1 The Plan Administrator shall administer the Plan and shall have the authority to: (a) construe and interpret the Plan, (b) adopt amendments to the Plan that are necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, (c) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (d) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and the times for giving any notice required by the Plan, and (e) make all other determinations necessary or advisable for the administration of the Plan, subject to a Plan Participant’s right to challenge any determination (including without limitation a denial or partial denial of any claim for benefits) under Section 5.16 below.

3.2 The Plan Administrator may delegate any of its duties under the Plan from time to time, other than as relates to Plan Participants who are subject to Section 16 of the Exchange Act.

3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. All reasonable expenses for advisors shall be borne by the Employer.

3.4 The Plan Administrator shall promptly provide the Severance Agreement and Release to a Plan Participant who becomes eligible for any payment under Section 2 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or a shorter time period that is in compliance with applicable law) from the Severance Date. If the Plan Participant does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

4.1 The Plan may be amended or terminated by the Board at any time; provided, however, that except as provided in Section 3.1(b) above, any termination of the Plan or material modification of the Plan shall be void and of no force and effect if the action is taken during the period commencing twelve months prior to, and ending twelve months following, a Change in Control, or during the period commencing twelve months prior to a Potential Change in Control and ending on the date that is the end of the Potential Change in Control Period.

4.2 The Plan shall terminate on the sixth anniversary of the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate automatically when all benefits payable under the Plan are paid.

SECTION 5. GENERAL PROVISIONS.

5.1 Section 409A. The Plan is intended to satisfy the requirements of Code Section 409A, or to comply with an exemption under Code Section 409A. The Plan shall, to the extent possible, be administered to prevent the adverse tax consequences described in Code Section 409A(a)(1) from applying to any payment made under the Plan. Any deadline established by the Plan Administrator shall ensure that the payment of any benefit under the Plan is made no more than two and one-half months after the end of the calendar year in which the Severance occurs pursuant to the short-term deferral exemption of Code Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required by Code Section 409A, if the period during which the Plan Participant is permitted to review and revoke the Severance Agreement and Release spans two taxable years (regardless of whether the agreement becomes effective during that first taxable year), then any amount payable that is “non-qualified deferred compensation” within the meaning of Code Section 409A and that would have otherwise been paid during the first taxable year shall instead be withheld and paid in the second taxable year. Each payment made pursuant to the Plan shall be treated as a separate payment and the right to a series of installment payments pursuant to the Plan is to be treated as a right to a series of separate payments. To the extent that any payment under the Plan is subject to a delay pursuant to Code Section 409A(a)(2)(B)(i) and the regulations and guidance thereunder, the payment shall be delayed until the date that is six months and one day after the Plan Participant’s separation from service (or death, if earlier), with no interest paid on any delayed amounts. To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Code Section 409A, the amount of expenses eligible for reimbursement or any in-kind benefits provided during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year. Any required reimbursement of an amount under the Plan will be made on or before the last day of the Plan Participant’s taxable year following the taxable year in which the expense was incurred. Any right to reimbursement or to in-kind benefits is not subject to liquidation or exchange for another benefit.

5.2 280G Provision. If any Plan Participant who, taking into account the benefits provided under the Plan and all other payments that would be deemed to be “parachute payments” within the meaning of Code Section 280G (collectively, the “280G Payments”), would be subject to the excise tax imposed under Code Section 4999, his or her benefits under the Plan shall be reduced to an amount that would result in no portion of the payments being subject to the excise tax; provided, however, that the reduction shall not be made if it would result in a smaller aggregate after-tax payment to the Plan Participant than receiving the full benefits under the Plan and paying all taxes thereon. Unless the Company and the Plan Participant otherwise agree in writing, all determinations required to be made under this Section 5.2 of the Plan shall be made in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”). The Company shall bear the costs the Accountants may reasonably incur in connection with preparing these calculations. Any reduction shall be made in the following manner: first, a reduction of cash payments, and second, a cancellation of equity-based compensation.

5.3 No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Plan Participant under the Plan shall be assignable or transferable and no attempted assignment or transfer shall be effective. When a payment is due under this Plan to a Plan Participant who is unable to care for his or her affairs, payment may be made directly to his or her guardian or personal representative.

5.4 No Right to Continued Service. The Plan shall not be construed as giving any Plan Participant, or any person, the right to be retained in the service of the Employer, and all Plan Participants remain subject to discharge at any time and for any reason.

5.5 Notice Period. If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced by the amount of any severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

5.6 No Duty to Mitigate. A Plan Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by a Plan Participant as a result of employment by another employer.

5.7 Withholding. The Employer shall withhold all applicable income and employment taxes and other authorized deductions from the payments made under the Plan.

5.8 Successors. This Plan shall be binding on the heirs, executors, administrators, successors and assigns of the parties, including any successor to the Employer. If a Plan Participant dies while any amount is still payable to the Plan Participant under the Plan, any remaining amounts shall be paid to the executor, personal representative or administrators of the Plan Participant’s estate.

5.9 Severability. If any provision of this Plan is held invalid or unenforceable, it shall not affect any other provisions, and this Plan shall be construed and enforced as if those provisions had not been included.

5.10 Plan is Unfunded. The Plan shall not be funded. All payments under the Plan shall be made from the general assets of the Company. Each Plan Participant shall only be a general unsecured creditor of the Company.

5.11 Notice. Any notice under this Plan shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of a Plan Participant’s Severance Date by the Company or the Plan Participant, as the case may be, to the other shall: (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Plan Participant’s employment; and (c) specify the termination date.

5.12 No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that a Plan Participant is entitled to receive under any arrangement. Any severance benefit provided under any Employer compensation or benefit plan, agreement, or other arrangement, including without limitation the Electronic Arts Inc. Severance Benefit Plan, shall offset, on a dollar-for-dollar basis, any benefits owed under this Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any retirement, life insurance, or other employee benefit plan, unless otherwise required by the terms of the plan or local law.

5.13 Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Plan Participant concerning the severance benefits payable to Plan Participants upon a Change in Control, and supersedes all related plans, agreements, and understandings except as otherwise stated in this Plan.

5.14 Governing Law. This Plan shall be construed and enforced according to the laws of the State of California, to the extent not preempted by federal law, which shall otherwise control.

5.15 ERISA. The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan is determined to be an “employee pension benefit plan” because (a) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (b) the facts and circumstances indicate the Plan is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

5.16 Claim Review Process. In the event of a claim for benefits, the Plan Participant shall present his or her claim in writing to the Plan Administrator as set forth Section 5.11. The Plan Administrator shall, within sixty (60) days after receipt of the written claim (unless special circumstances require an extension of time, but in no event more than ninety (90) days after receipt), send a written notification to the Plan Participant as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, the written notification shall: (a) state the specific reason or reasons for the denial, (b) make specific reference to any Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Plan Participant to perfect the claim and an explanation of why the material or information is necessary, (d) identify the Plan Administrator as the person to whom the Plan Participant may present an appeal of the denial of his or her claim, and (e) include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. In the event a Plan Participant wishes to perfect the claim and/or appeal the denial or partial denial of his or her claim, he or she must request a review of the Plan Administrator’s initial determination by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. The Plan Participant (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within forty-five (45) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than sixty (60) days after such receipt), the Plan Administrator shall notify the Plan Participant of the final decision. The final decision shall be in writing and shall include: (w) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (x) specific references to the Plan provisions on which the decision is based, (y) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (z) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum until the Plan Participant has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 5.16. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Plan Participant’s claim or appeal within the relevant time periods set forth above, the Plan Participant’s claim is deemed to be denied and the Plan Participant may proceed with a legal action for benefits. The Company shall promptly reimburse a Plan Participant for all costs and expenses, including without limitation all attorneys’ fees, incurred by the Plan Participant as a result of a good faith claim to contest, dispute, collect or enforce any rights, benefits or obligations under the Plan. Any such reimbursements will be paid to the Plan Participant by the Company (or any parent or successor) within thirty (30) business days after delivery of the Plan Participant’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require; provided, that, in order to be entitled to reimbursement hereunder, the Plan Participant must submit the written reimbursement request within one-hundred-eighty (180) days following the date upon which the appliable fee or expense is incurred. Such reimbursement rights are payable only during the Plan Participant’s lifetime.

SECTION 6. DEFINITIONS.

6.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

6.2 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

6.3 “Board” means the Board of Directors of the Company.

6.4 “Cause” means: (a) the willful and continued failure by the Plan Participant to substantially perform the Plan Participant’s duties with the Employer (other than any such failure resulting from the Plan Participant’s incapacity due to physical or mental illness) that is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (b) the engagement by the Plan Participant in acts of fraud, embezzlement, dishonesty, gross negligence, willful misconduct, bad faith or moral turpitude against the Company or its Affiliates that could reasonably be expected to result in harm to the Company or its Affiliates; (c) the Plan Participant’s indictment for, conviction of or plea of nolo contendere to any felony or of any other crime involving fraud, breach of trust or misappropriation; (d) a breach by the Plan Participant of his or her fiduciary duties that has a material adverse effect on the Company’s business, operations, prospects or reputation; or (e) any breach or violation of any agreement or written code of conduct relating to the Plan Participant’s employment with the Employer that materially and adversely affects the Company or any of its Affiliates.

6.5 A “Change in Control” shall be deemed to have occurred if:

(a) Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the then outstanding common stock of the Company or (B) the total voting power represented by the Company’s then outstanding voting securities; or

(b) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c) The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company, other than a merger or consolidation that would result in the common stock or voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the outstanding shares or common stock or total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) A change in the composition of the Board during any twelve-month period, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either: (A) are Directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (a), (b) or (c).

6.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

6.7 “Disability” means a long-term disability under the terms of the Employer’s long-term disability plan, as then in effect.

6.8 “Effective Date” means November 19, 2021, the date as of which the Plan has been adopted by the Board.

6.9 “Employer” means the Company or any of its Affiliates that is the employer of a Plan Participant.

6.10 “Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance share or performance share unit awards and performance cash awards, which are granted to a Plan Participant under the Electronic Arts Inc. 2019 Equity Incentive Plan and any other equity-based incentive plan or award adopted or assumed by the Company at any time prior to a Change in Control.

6.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

6.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

6.13 “Good Reason” means:

(i) for all Plan Participants, the occurrence without the affected Plan Participant’s prior written consent, of:

(A) a change in the location of such Plan Participant’s principal place of business by more than 50 miles;

(B) a more than 10% reduction in the Plan Participant’s annual base salary, or target annual bonus;

(C) the Company’s material breach of any provision of this Plan or any other material agreement with the Plan Participant; or

(D) the failure of an acquiring or successor entity to expressly assume the Plan and the Company’s obligations thereunder in connection with a Change of Control.

(ii) for Specified Employees, in addition to the events described in clause (i) above, the occurrence without the Specified Employee’s written consent, of:

(A) a material reduction or detrimental change in the Specified Employee’s title, position, authority, duties or responsibilities relative to the Specified Employee’s title, position, authority, duties and responsibilities on behalf of a publicly-traded company as in effect immediately prior to the Change of Control; or

(B) a material reduction or detrimental change in the Specified Employee’s reporting structure or status relative to the Specified Employee’s reporting structure or status in effect immediately prior to the Change in Control (such as, for example, a reporting change for the Chief Executive Officer to someone other than the Board of Directors of the Company or ultimate parent entity of the Company, or a reporting change for the other Specified Employees to someone other than the Chief Executive Officer of the Company or ultimate parent entity of the Company).

Notwithstanding the foregoing, a resignation shall not be deemed to be for Good Reason unless it is communicated by the Plan Participant to the Company by written notice pursuant to Section 5.11 of this Plan within ninety (90) days after the initial occurrence of the event and at least thirty (30) days in advance of the date of termination and the Company fails to cure the alleged Good Reason prior to the expiration of such thirty (30) day notice period.

6.14 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (a) the Company or any of its Affiliates; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.15 “Plan” means this Electronic Arts Inc. Amended and Restated Change in Control Severance Plan, as amended from time to time.

6.16 “Plan Administrator” means the Compensation Committee of the Board, or in the absence of such a committee, the Board.

6.17 A “Potential Change in Control” shall be deemed to have occurred if the Company enters into a transaction agreement, the consummation of which transaction would result in the occurrence of a Change in Control.

6.18 “Potential Change in Control Period” means the period of time beginning on the date of a Potential Change in Control and ending on either the date that such Change in Control occurs, or the date of termination of the agreement that constituted the Potential Change in Control.

6.19 “Severance” means during the period beginning three months immediately preceding a Change in Control and ending eighteen months after the Change in Control, a termination of a Plan Participant’s employment with the Employer: (A) by the Employer without Cause, or (B) by the Plan Participant for Good Reason, which termination is made in connection with the Change in Control, provided that if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of a Plan Participant’s employment on account of death or Disability, or a voluntary resignation or retirement by the Plan Participant, shall not be treated as a Severance.

6.20 “Severance Agreement and Release” means a written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time to account for changes in applicable laws or as determined by the Plan Administrator in accordance with Section 3.1.

6.21 “Severance Date” means the date on which a Plan Participant’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Plan Participant, as the case may be.

6.22 “Severance Payment” means the cash severance payment determined pursuant to Section 2(A).

6.23 “Specified Employee” means any Plan Participant who serves in the positions or roles set forth on Schedule A, as amended from time to time by the Plan Administrator. Each Specified Employee’s tier level will be determined in accordance with their title or level or, in the absence thereof, as designated by the Plan Administrator.

SCHEDULE A

SPECIFIED EMPLOYEES

Chief Executive Officer

EVP, Chief Financial Officer

EVP, Chief Operating Officer

EVP, Chief Legal Officer

EVP, Chief People Officer

APPENDIX I

FORM OF

SEVERANCE AGREEMENT AND RELEASE

DO NOT SIGN BEFORE [SEPARATION DATE]

This SEVERANCE AGREEMENT AND RELEASE (this “Agreement”), including and incorporating by reference the attached Summary of Terms, the definitions for the capitalized terms set forth therein, and Attachment A, is made by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (“EA”) and Employee. This Agreement shall become effective as of the Effective Date.

A. Employee has been employed by EA since the Employment Start Date.

B. The Electronic Arts Inc. Amended and Restated Change in Control Severance Plan (as such plan may be amended from time to time, the “Plan”) sets forth certain rights, benefits and obligations of the parties arising out of Employee’s employment in connection with a Change in Control as determined in accordance with the Plan.

C. The Plan requires Employee to execute, return and not revoke this Agreement as a condition to receipt of certain benefits as a result of such severance.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EA and Employee agree as follows:

1. Termination of Employment Relationship. The employment relationship between Employee and EA shall end as of the Separation Date.

2. Separation Payment to Employee. In consideration for Employee’s execution, and fulfillment of the terms and conditions of this Agreement, EA will pay Employee the Separation Pay on the Payment Date. Any payments made pursuant to this Agreement will be subject to all applicable deductions and withholdings. In addition, those benefits listed in the Summary of Terms will continue to be provided by EA for the period specified therein. Further, if Employee is eligible and timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under a health, dental, vision or employee assistance plan sponsored by EA, EA will pay COBRA health benefit premiums on behalf of Employee and his or her covered dependents through the earliest of (i) the date designated in the Summary of Terms, (ii) the date Employee becomes eligible for health insurance benefits with a new employer or otherwise becomes covered under another group health plan, and (iii) the date on which Employee is no longer eligible for continuation coverage under COBRA (the “Coverage Period”). If Employee timely elects COBRA continuation coverage, during the Coverage Period, EA will pay COBRA health benefit premiums at the same level EA had paid for Employee’s health benefit coverage as of the Separation Date. Employee will be responsible for paying all remaining health benefit costs over and above what EA paid as of the Separation Date, including excess premiums, deductibles and co-pays.

3. Payment of Salary and Receipt of All Benefits. Except for the amounts set forth in the Summary of Terms, Employee acknowledges and agrees that EA has already paid to Employee any and all undisputed wages, salary, bonuses, accrued, but unused, paid time off, reimbursable expenses, and any and all other benefit payments and/or other payments or compensation earned by Employee, and that no further payments or amounts are owed or will be owed. Employee also acknowledges and agrees that any and all equity awards that remained unvested on the Separation Date will be forfeited and the Employee does not have a continued right to the awards or any underlying shares of EA common stock. Employee further agrees that, to the extent there is any claim for unpaid wages (including paid time off), there is a bona fide and good-faith dispute as to whether such wages are due and owing, and, based on this dispute and the consideration provided to Employee under this Agreement, Employee releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees to the maximum extent allowed by law.

4. Tax Payments. EA makes no representations or warranties with respect to the tax consequences of the payments provided to Employee under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of applicable taxes or penalties on the payments made by EA under this Agreement. Employee further agrees to indemnify and hold EA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against EA for any amounts claimed due on account of: (a) Employee’s failure to pay, or Employee’s delayed payment of, applicable taxes or (b) damages sustained by EA by reason of any such claims, including attorneys’ fees and costs.

5. General Release of Claims. In consideration of the obligations of EA set forth in this Agreement, Employee and Employee’s heirs, executors, representatives, agents, insurers, administrators, successors, and assigns (collectively, the “Employee”) hereby completely release and forever discharge EA, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, and assigns (collectively referred to as “Releasees”) from any and all claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, which Employee may have or has ever had against Releasees (“Claims”) up until and including the Effective Date, including without limitation: (i) any and all Claims arising from or connected with Employee’s employment by EA, the termination of such employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or regulations; (ii) any and all Claims with respect to any of the Employee’s outstanding equity awards; (iii) any and all Claims arising out of any dispute over tax withholding on any payments provided to Employee pursuant to this Agreement; and (iv) any and all Claims for attorneys’ fees and costs.

Employee further acknowledges and agrees that (i) the consideration provided by EA in this Agreement exceeds the compensation and benefits to which Employee would be entitled under any agreement with EA or under any of EA’s policies, practices or benefit plans, and (ii) Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, CFRA, and ADA, as those statutes are defined below, and all applicable worker’s compensation and paid family leave laws.

Employee understands and agrees that this is a final release and that Employee is waiving all rights that may be waived by law to pursue any remedies available under any employment related cause of action against Releasees, including without limitation claims of wrongful discharge, emotional distress, privacy, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, misrepresentations (whether intentional or negligent), claims for violation of state and federal labor and employment laws, claims under the following statutes, all as amended: Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Civil Rights Acts of 1866, 1870 and 1871; the Rehabilitation Act of 1973; the Americans with Disabilities Act (“ADA”); the Age Discrimination in Employment Act (“ADEA”); the Family and Medical Leave Act (“FMLA”); the Fair Labor Standards Act (“FLSA”); the Occupational Safety and Health Act (“OSHA”); the National Labor Relations Act (“NLRA”); the Genetic Information Non-Discrimination Act (“GINA”); the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Sarbanes-Oxley Act; the False Claims Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act;

[ADD FOR CALIFORNIA]

the California Family Rights Act; the California Fair Employment and Housing Act, California unfair competition Unruh Civil Rights Act; the California Labor Code, including, but not limited to, those laws concerning sexual orientation, whistleblower protections and sick leave; California Labor Code § 132a (discrimination based on filing a workers’ compensation claim); California Labor Code §§ 1400, et seq. (job elimination or business closing issues); the California Civil Code, including, but not limited to, those laws concerning confidentiality of medical information and consumer reports; the California Health and Safety Code; the California Business and Professions Code; the California Industrial Welfare Commission Orders (wage and overtime matters); the California Labor Code §§ 200, et seq.;

[ADD FOR WASHINGTON:]

the Washington Law Against Discrimination; the Washington Minimum Wage Act; the Washington Wage Payment Act; the Washington Age Discrimination Law; the Washington Industrial Welfare Act; the Washington Industrial Insurance Act; and the Washington Family Leave Act;

[ADD FOR FLORIDA:]

the Florida Civil Rights Act; the Florida Prohibition on Wage Rate Discrimination Based on Sex; the Florida Whistleblower Protection Act; the Florida Workers’ Compensation Retaliation provision; the Florida Minimum Wage Act; and the Florida Constitution, Fla. Const. art. X, § 24;

[ADD FOR TEXAS:]

the Texas Commission on Human Rights Act; the Texas Workers’ Compensation Act; the Texas Anti-Retaliation Act; the Texas Payday Law; and the Texas Minimum Wage Act;

[ADD FOR ALL STATES]

and any other laws and regulations relating to employment and that are waivable in accordance with applicable laws.

Employee has been advised that this release does not apply to any rights or claims that may arise after the Effective Date, and shall not affect Employee’s rights under the Older Workers Benefit Protection Act (“OWBPA”) to have a determination of the validity of this general release and waiver.

6. Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), [the California Department of Fair Employment and Housing (“DFEH”),] the National Labor Relations Board, (“NLRB”), the Occupational Safety and Health Administration, (“OSHA”) the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement (i) is not intended to interfere with employee rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in, or refrain from engaging in, concerted activity, and (ii) does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

7. Waiver of Unknown Claims Under California Civil Code Section 1542. Employee expressly acknowledges that the waiver of claims set forth herein applies to claims that Employee does not currently know of or suspect. Employee hereby expressly waives the provision of California Civil Code Section 1542 which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee acknowledges that this waiver is an essential and material term of this release, and that Employee has read this provision, has been given the opportunity to consult with counsel, and intends these consequences even as to claims unknown to Employee, but which may exist at the time of this release.

8. Waiver of Claims Under The Age Discrimination and Employment Act. Employee acknowledges and agrees that Employee is fully aware of the contents and legal effect of this Agreement, is waiving and releasing any rights Employee has or may have under The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et. seq., as amended (“ADEA”); that this waiver is knowing and voluntary, and that that the consideration given for this ADEA waiver and release is in addition to anything of value to which Employee was already entitled. Employee and EA agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that Employee has been advised as follows: (a) Employee should consult with an attorney before signing this Agreement; (b) Employee has [twenty-one (21)] [forty-five (45)] days to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of the Agreement to revoke it; and (d) this Agreement will not be effective until the revocation period has expired. If Employee chooses to sign this Agreement at any time during the [twenty-one (21)] [forty-five (45)]-day period, Employee does so of Employee’s own volition and sole discretion. Changes made to this Agreement will not restart the [twenty-one (21)] [forty-five (45)-day] period.

Employee acknowledges that Attachment “A” to this Agreement, incorporated as if fully set forth herein, contains additional information that EA may be required to provide under the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”).

9. Nondisclosure of Agreement. Subject to Section 6 above, Employee will maintain the fact and terms of this Agreement and any payments made by EA in strict confidence and will not disclose the same to any other person or entity (except the Court in any proceedings to enforce the terms of this Agreement, Employee’s legal counsel, spouse or domestic partner, accountant, and any professional tax advisor to the extent that they need to know the information contained in this Agreement to provide tax-related advice) without the prior written consent of EA. The parties agree that this confidentiality provision is a material term of this Agreement. A violation of the promise of nondisclosure shall be a material breach of this Agreement. It is acknowledged that in the event of such a violation, it will be impracticable or extremely difficult to calculate the actual damages and, therefore, the parties agree that upon a breach, in addition to whatever rights and remedies EA may have at law and in equity, Employee will pay to EA as liquidated damages, and not as a penalty, the sum of One Thousand Dollars ($1,000.00) for each such breach and each repetition thereof.

Nothing in this Agreement is intended to restrict or impede the Employee from disclosing factual information relating to a complaint or other claim raised with the Company or filed in a civil or administrative action regarding sexual assault, sexual harassment, harassment or discrimination based on sex or any other protected category, failure to prevent harassment or discrimination based on sex or any other protected category, or retaliation for reporting harassment or discrimination based on sex or any other protected category. This Agreement is also not intended to prohibit the Employee from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment or any other form of harassment or discrimination based on a protected category.

10. Return of Property and Confidentiality. Employee represents that Employee has returned to EA, and does not possess, any records, documents, specifications, or any confidential material or any equipment or other property of EA. Employee further represents that Employee has complied with and will continue to comply with the terms of any agreement protecting the confidentiality of EA’s proprietary information signed by Employee (“Proprietary Information Agreement”), and will preserve as confidential all confidential information pertaining to the business of EA and its customers, licensees and affiliates. Employee acknowledges and agrees that the Proprietary Information Agreement will continue in full force and effect following the termination of Employee’s employment with EA to the extent allowed by law.

11. Non-Disparagement. Without limiting the foregoing, Employee agrees that Employee will not make, publish or communicate to any person or entity or in any public forum any oral or written knowingly false statements about EA, or its directors, officers, agents or employees. The parties agree that this Section 11 is a material term of this Agreement.

This Section does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to EA’s General Counsel.

12. Cooperation with EA. Employee agrees that Employee will cooperate with EA, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with EA or about which Employee has information, will provide upon request from EA all such information or information about any such matter, will make himself/herself available to assist with any litigation or potential litigation relating to Employee’s actions as an EA employee, and will testify truthfully in any legal proceeding related to Employee’s employment with EA.

13. No Lien or Assignment by Employee. Employee warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Employee acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

14. Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder.

15. No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or EA. Both Parties expressly disclaim any liability for claims by the other.

16. Voluntary Execution. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of EA or any third party, with the full intent of releasing all of Employee’s claims against EA and any of the other Releasees. Employee represents that Employee has had an opportunity to consult with an attorney, if the Employee wishes, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by EA that are not specifically set forth in this Agreement.

17. General. Except for the Proprietary Information Agreement and any Employee equity award agreements, this Agreement represents the complete understanding of Employee and EA with respect to its subject matter and supersedes all prior and contemporaneous understandings or agreements. This Agreement will be construed and enforced in accordance with the laws of the State of [California], without regard to choice-of-law provisions. This Agreement may be executed in counterparts and by facsimile and/or scanned copy, and each counterpart and facsimile and/or scanned copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Payments and benefits provided under this Agreement shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and Section 17501, et. seq. of the California Revenue and Taxation Code; to the extent any such payments or benefits are deemed to be deferred compensation subject to the Section 409A or Section 17501, et. seq., the applicable provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are provided in compliance with the applicable requirements of Section 409A and Section 17501, et. seq. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect. This Agreement shall be binding upon all successors, heirs, executors and trustees of the parties. Employee may not assign Employee’s rights under this Agreement.

18. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and an authorized representative of EA.

19. Time Frame for Execution. The parties recognize the importance of a full Release of Claims set forth herein, including claims relating to the termination of Employee’s employment with EA.

Therefore, Employee understands and agrees to the following:

ELECTRONIC ARTS INC. «LAST_NAME»	«FIRST_NAME» «MIDDLE_NAME»

By: [Signature]	[Signature]:

Name:	Name:

Title:	Date:

Date:

SEPARATION AGREEMENT AND RELEASE

SUMMARY OF TERMS

Employee

Employment Start Date:

Separation Date:

Deadline for Employee’s Signature:

Effective Date of Agreement:	The eighth (8th) day after the Agreement is signed by Employee unless timely revoked

Separation Pay:

Payment Date:

Stock Vesting to Continue Through:

Health Benefits Continue Through:

ATTACHMENT A

OLDER WORKERS BENEFIT PROTECTION ACT (“OWBPA”) NOTICE